Center for Technology Transfer

Louis P. Berneman
Managing Director
Direct Line (215) 573-3446
berneman@pobox.upenn.edu

December 23, 2003

Nicholas Landekic
President & C.E.O.
PolyMedix, Inc.
P.O. Box 130
Bryn Mawr, PA 19010

Re:	Patent License Agreement Between PolyMedix, Inc., and the Trustees of the University of Pennsylvania

Dear Nicholas:

Reference is made to the Patent License Agreement Between PolyMedix, Inc, and the Trustees of the University of Pennsylvania, signed January 1, 2003 (the “Original License Agreement”) and Attachment 1, Inventions and Patent Rights. Attachment 1 is hereby amended and the following inventions and dockets from the Trustees of the University of Pennsylvania are added to the list of Inventions and Patent Rights, and are licensed to PolyMedix, Inc.:

P3127: Antimicrobial compounds and polymers

Q3330: Pharmaceutical uses of amphiphilic compounds

Q3359: Arylamides and Phenylalkynes: Novel amphiphilic compounds and uses.

Furthermore, Section 6 of the Original License Agreement is hereby deleted in its entirety and will read in full as follows:

6.       PATENT PROSECUTION AND MAINTENANCE; REIMBURSEMENT

6.1 Patent Prosecution and Maintenance. Penn controls the preparation, prosecution and maintenance of the Penn Patent Rights and the selection of patent counsel, with input from Licensee. If, however, Licensee desires to manage the preparation, prosecution and maintenance of the Penn Patent Rights with input from Penn, then Licensee and Penn will enter into with patent counsel a Client and Billing Agreement in substantially the form attached to this Agreement as Attachment 3.

6.2 Reimbursement of Patent Expenses. Licensee shall reimburse Penn for all documented attorneys fees, expenses, official fees and other charges incurred prior to the Effective Date and incident to the preparation, prosecution and maintenance of Penn Patent Rights. This reimbursement obligation shall be paid as follows:

6.2.1 twenty five thousand dollars ($25,000) or the balance due, whichever is less, to be paid within ten (10) days of the date that Licensee first raises three hundred thousand dollars ($300,000) in equity investment after the Effective Date, but in any event not later than May 31, 2003.

3160 Chestnut Street,        Suite 200        Philadelphia, PA 19104-6283
Tel 215.573.4500      Fax 215.898.9519      www.upenn.edu/ctt

6.22 forty thousand dollars ($40,000) or the balance due, whichever is less, to be paid within ten (10) days after Licensee first raises a total of three million dollars ($3,000,000) in equity investment after the Effective Date, but in any event not later than May 31, 2004.

6.2.3 forty thousand dollars ($40,000) or the balance due, whichever is less, ninety (90) days after the date on which the payment under Section 6.2.2 is due and payable.

6.2.4 The balance shall be paid within ninety (90) days after the date that the payment under Section 6.2.3 is due and payable.

6.3 Patent Reimbursement. Company will reimburse Penn for all documented attorneys fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, including any interference negotiations, claims or proceedings, within thirty (30) days after Company's receipt of invoices for such fees, expenses and charges.

6.4 Patent Term Extensions. At Licensee’s expense, Penn shall apply for, or assist Licensee in applying for, such patent term extensions, supplemental protection certificates, or functional equivalents thereof as Licensee shall request in writing. Licensee shall provide Penn with all material, information and data in its possession reasonably necessary or reasonably useful to prepare such items.

All other terms and conditions of the Original License Agreement remain in full force and effect.

Please indicate your agreement to this amendment by countersigning this letter below and returning one executed copy to me.

Sincerely,

Louis P. Berneman

AGREED AND ACCEPTED:

POLYMEDIX, INC.

By: /s/ Nicholas Landekic

Title: President & C.E.O.

Date: Dec. 23, 2003